EXHIBIT 99


FOR IMMEDIATE RELEASE

CONTACT:

        AAMES FINANCIAL CORPORATION                     SITRICK AND COMPANY
        David A. Sklar                                  Steve Hawkins/Tom Ekman
        (323) 210-5311                                  (310) 788-2850



                           AAMES FINANCIAL CORPORATION
                        REPORTS FIRST QUARTER NET INCOME
                                       AND
                           CLOSURE OF RIGHTS OFFERING


LOS ANGELES, CALIFORNIA, OCTOBER 29, 1999 - AAMES FINANCIAL CORPORATION (NYSE:
AAM), a leader in subprime home equity lending, today announced its results of operations for the three months ended September 30, 1999, reporting net income of $791,000 compared to a $(2.2) million net loss in the prior year's quarter. After the accrual for the convertible preferred stock dividend requirement of approximately $1.5 million, net loss to the common shareholders was $(750,000), or a net loss per common share of $(0.02) for the three months ended September 30, 1999. At September 30, 1998, there was no convertible preferred stock dividend requirement. The net loss of $(2.2) million resulted in a loss per common share of $(0.07) for the three months ended September 30, 1998 (restated).

"This quarter marks Aames' return to operating profitability, which is indicative of the progress of the Company's turnaround. Additionally, the Company successfully completed a series of capital transactions, including an additional $25.0 million dollar investment by Capital Z in August and the recently completed $25.0 million rights offering and related stand-by commitment. The Company was also successful in completing a $400.0 million securitization, the Company's first since September 1998, and continued to execute sales in the whole loan market," said Mani A. Sadeghi, an Aames director who served as Aames' interim Chief Executive Officer until the recently announced appointment of A. Jay Meyerson to that position. "The securitization also had the positive effect of increasing the total portfolio of loans serviced to approximately $3.9 billion from $3.8 billion reported at June 30, 1999."

Total revenue for the quarter was $60.9 million, up modestly from $57.8 million reported in the comparable quarter in 1998, which included $15.3 million of hedge related charges. Total expenses during the September 1999 quarter were $59.6 million as compared to $61.0 million in the comparable period a year ago. "This decline reflects the early results of the Company's continuing cost reduction efforts," said Mr. Sadeghi.

Mr. Sadeghi continued, "Total loan origination volume amounted to approximately $523.5 million for the quarter, up $11.4 million, or 2.2%, from the $512.1 million in origination volume reported for the quarter ended June 30, 1999. While down from $725.1 million in originations during the three months ended September 30, 1998, the current quarter's origination volume reflects management's decision to decrease its reliance on the correspondent market and focus on profitably growing core retail and wholesale operations."


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


Mr. Sadeghi expressed his appreciation for the involvement of those shareholders who participated in the Company's recently completed rights offering. The rights offering, along with the related stand-by commitment, resulted in an additional $25.0 million of equity (prior to expenses) for the Company. Mr. Sadeghi said, "The Company's results demonstrate progress in implementing its turnaround objectives, which have come in spite of continuing competitive lending markets, unstable capital markets and a rising interest rate environment. With the successful conclusion of the rights offering, we now have $169.0 million in total shareholders' equity and we believe we are positioned to continue to execute our business plan and meet these external challenges."

"Looking forward, the management team at Aames is committed to achieving the Company's strategic objectives of enhancing operating profitability through prudent cost management and being an innovative leader in the subprime home equity industry," said Mr. Meyerson, Aames' new CEO, "We will focus on cost-efficient origination of quality loans, efficient servicing, and improved execution in securitization and whole loan markets."

FINANCIAL RESULTS

For the September 1999 quarter, the Company reported net income of $791,000. After the accrual for the convertible preferred stock dividend requirement of approximately $1.5 million, the Company reported a $(0.02) loss per common share compared to a net loss of $(2.2) million, or a $(0.07) loss per common share for the three months ended September 30, 1998 (restated). (Results for the three months ended September 30, 1998 have been restated to reflect the Company's retroactive change in measuring and accounting for its interest-only strips adopted in December 1998). Total revenue for the three months ended September 30, 1999 was $60.9 million, as compared to $57.8 million during the three months ended September 30, 1998. Total expenses during the three months ended September 30, 1999 were $59.6 million compared to $61.0 million in the comparable three month period in 1998.

During the three months ended September 30, 1999, the Company sold $692.6 million of loans compared to $695.8 million of loans in 1998's comparable quarter. Of the total loans sold during the three months ended September 30, 1999, $400.0 million and $292.6 million were in the form of securitizations and whole loan sales for cash, respectively, compared to $650.0 million and $45.8 million in securitizations and whole loans sales, respectively, in the comparable period a year ago.

Gain on sales of loans during the September 1999 quarter was $21.8 million. During the three months ended September 30, 1998, gain on sale was $24.9 million, which included a hedge loss of $15.3 million representing a $10.7 million realized loss and a $4.6 million valuation charge on open contracts that subsequently expired in December 1998. During the quarter ended September 30, 1999, the Company had no hedge positions in place. "As the Company has previously reported, its loan sale strategies include executing a mix of securitized and whole loan sale transactions. The relative mix in our loan disposition efforts with this quarter's securitization and whole loan sales were very close to this targeted level," said David A. Sklar, Chief Financial Officer. Mr. Sklar went on to say, "Gain on sale for the securitization reflects the Company's more conservative prepayment, discount rate and loss assumptions adopted in December 1998."

Total loan production for the three months ended September 30, 1999 was $523.5 million, up $11.4 million, or 2.2%, from the $512.1 million reported for the quarter ended June 30, 1999. Loan origination from the Company's core retail and broker channels increased to $510.8 million during the September 1999 quarter, up $12.5 million, or 2.5%, from the $498.3 million reported in the comparable 1998 quarter.


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


Correspondent production during the three months ended September 30, 1999 was approximately $12.8 million as compared to $13.9 million during the quarter ended June 30, 1999.

Total origination for the three months ended September 30, 1999 of $523.5 million was down $201.6 million from production levels reported for the three months ended September 30, 1998. Of the $201.6 million decline, $133.3 million resulted from the decrease in correspondent production to $12.8 million during the September 1999 quarter from $146.1 million in the comparable quarter a year ago. This decline reflects the Company's previously reported decision to decrease its reliance on this channel for loan production. The remaining $68.2 million decline in loan production was in the Company's core retail and broker channels which reported loan origination of $510.8 million for the September 1999 quarter compared to $579.0 million in the comparable quarter a year ago. This decline in production volume is due to a number of factors including the closure of unprofitable branches and increased pricing and other underwriting changes in response to adverse conditions in the mortgage refinance market.

Compensation expense for the three months ended September 30, 1999 decreased 3% to $23.1 million from the levels reported in the three months ended September 30, 1998. Included in compensation expense for the three months ended September 30, 1999 is approximately $1 million of non-recurring contractual severance costs. Production expense, which is directly related the Company's loan origination levels, was down $2.3 million, or 21%, from the $10.9 million reported a year ago. This decline is primarily attributable to decreased marketing costs due to the Company's retail channel's focus on larger market areas and, to a lesser extent, a decline in the number of branch offices. General and administrative expenses increased $700,000 to $14.3 million during the September 1999 quarter from $13.6 million reported for the three months ended September 30, 1998. The increase is attributable to the Company's previously reported decision to use outside advisors on specific technical projects which is expected to decline in the future.

Aames Financial Corporation is a leading subprime home equity lender that currently operates 102 retail branches and 35 broker offices serving customers across the country.


From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1999.


                           FINANCIAL TABLES TO FOLLOW

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                 September 30,     June 30,
                                                                                     1999            1999
                                                                                 -------------   --------------
                                                                                 (Unaudited)       (Audited)
                                        ASSETS

   Cash and cash equivalents                                                     $  5,194,000        20,764,000
   Loans held for sale, at lower of cost or market                                384,207,000       559,869,000
   Accounts receivable                                                             76,022,000        56,964,000
   Interest-only strips, at estimated fair market value                           357,636,000       332,327,000
   Mortgage servicing rights, net                                                  22,237,000        20,928,000
   Equipment and improvements, net                                                 12,297,000        13,495,000
   Prepaid and other                                                               12,347,000        15,013,000
   Income tax refund receivable                                                             -         1,737,000
                                                                                 -------------   --------------
           Total assets                                                           869,940,000     1,021,097,000
                                                                                 =============   =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

   Borrowings                                                                    $ 281,220,000      281,220,000
   Revolving warehouse facilities and repurchase facilities                        359,767,000      535,997,000
   Accounts payable and accrued expenses                                            50,742,000       50,505,000
   Income taxes payable                                                              9,411,000        7,819,000
                                                                                 -------------   --------------
           Total liabilities                                                       701,140,000      875,541,000
                                                                                 -------------   --------------
   Commitments and Contingencies                                                             -                -
   Stockholders' equity:
     Series A Preferred Stock, par value $.001 per share; 500,000 shares
       authorized; none outstanding                                                          -                -
     Series B Convertible preferred Stock, par value $1.00 per share;
      100,000,000 shares authorized;26,704,000 shares outstanding                   26,704,000       26,704,000
     Series C Convertible Preferred Stock, par value $1.00 per share;
      107,123,000 shares authorized;101,106,000 and 75,046,000 shares
      outstanding (includes 26,060,000 shares issued October 1999)                  89,475,000       65,475,000
     Common Stock, par value $0.001 per share; 400,000,000 shares
      authorized; 31,016,964 shares outstanding                                         31,000           31,000
   Additional paid-in capital                                                      250,118,000      250,116,000
   Retained deficit                                                               (197,528,000)    (196,770,000)
                                                                                 -------------   --------------
           Total stockholders' equity                                              168,800,000      145,556,000
                                                                                 -------------   --------------
           Total liabilities and stockholders' equity                            $ 869,940,000    1,021,097,000
                                                                                 =============   ==============


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


                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                    THREE MONTHS ENDED
                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                1999                  1998
                                            -------------       ---------------
                                                                  (Restated)
Revenue:
       Gain on sale of loans              $   21,797,000            24,872,000
       Commissions                            10,316,000             9,988,000
       Loan service                            3,755,000             6,269,000
       Interest income and fees               25,070,000            16,632,000
                                          ---------------       ---------------
          Total revenue                       60,938,000            57,761,000
                                          ---------------       ---------------

Expenses:
       Compensation                           23,112,000            23,794,000
       Production                              8,641,000            10,930,000
       General and administrative             14,271,000            13,588,000
       Interest                               13,548,000            12,682,000
                                          ---------------       ---------------
          Total expenses                      59,572,000            60,994,000
                                          ---------------       ---------------


Income (loss)  before income taxes             1,366,000            (3,233,000)
Provision(benefit) for income taxes              575,000            (1,077,000)
                                          ---------------       ---------------
Net income  (loss)                        $      791,000            (2,156,000)
                                          ===============       ===============

Net income(loss) per share
             Basic                        $        (0.02)                (0.07)
                                          ===============       ===============
             Diluted                      $        (0.02)                (0.07)
                                          ===============       ===============
             Dividends per share          $            -                  0.03
                                          ===============       ===============

Weighted average number of shares outstanding

             Basic                            31,009,000            30,977,000
                                          ===============       ===============
             Diluted                          31,191,000            31,265,000
                                          ===============       ===============


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

                           AAMES FINANCIAL CORPORATION
                              QUARTERLY STATISTICS

                                            Quarter Ended
                                    September           September
                                      1999                 1998
                                ----------------     ---------------
ORIGINATION VOLUME:

  Broker Network                 $   331,546,000        350,801,000
  Retail  (1)                        179,216,000        228,177,000
  Correspondent                       12,762,000        146,079,000
                                ----------------     ---------------
                                 $   523,524,000        725,057,000
                                ================     ===============

SERVICING PORTFOLIO (2)          $ 3,869,471,000      4,440,573,000

SERVICED IN HOUSE                $ 3,495,103,000      4,387,016,000

LOAN SALES:
  Whole Loan Sales               $   292,601,000         45,766,000
  Securitizations                    400,065,000        649,999,000
                                ----------------     ---------------
                                 $   692,666,000        695,765,000
                                ================     ===============

Notes:
  (1)  1998 includes 125 product, private investor purchases and brokered loans.
  (2)  Includes loans serviced for others on an interim basis.